Exhibit 4.4

9 May 2008

RSG Global Consulting Pty Ltd

Head Office:

1162 Hay Street

West Perth  WA  6005

P O Box 1671

West Perth  WA  6872

CONSENT OF JOHN HEARNE	Telephone:	+61 8 9324 8800
	Facsimile:	+61 8 9324 8877

Email:  info.australia@rsgglobal.com

Web:  http://www.rsgglobal.com

Board of Directors of Eldorado Gold Corporation	We’re merging with
United States Securities and Exchange Commission

A Coffey International
Limited company

I consent to:

1.                                      The incorporation by reference in the Offer and Circular of Eldorado Gold Corporation (the “Company”), included as part of the Company’s Registration Statement on Form F-8 as filed with the Securities and Exchange Commission, of the description of the reports titled:

a                                         “Tanjianshan Gold Project , China, Technical Report for Eldorado” dated September 2005, and revised January 30, 2006; and

b.                                     “Tanjianshan Gold Project, Qinghai Province, China, Bankable Feasibility Study Report for Afcan” dated April 2005.

2.                                      The information that forms the summary of the Reports and the description of certain mineral reserve estimates and other information pertaining to the Tanjianshan Project and to the use of my name under the Offer and Circular and Registration Statement as a named expert.

Dated as of the 9th day of May 2008.

/s/ John Hearne
John Hearne
Principal Consultant – Mining Engineering

RSG Global Consulting Pty Ltd (ACN 121 184 290) trading as RSG Global (ABN 14 121 184 290)

PERTH   •   JOHANNESBURG   •   ACCRA